Exhibit 10.31

October 4, 2017

Thomas Carson
BY HAND DELIVERY

Dear Tom,
This is to confirm the parameters of your retirement from TiVo Corporation or one of its subsidiaries (collectively, “TiVo” or the “Company”), which was publicly announced by the Company on May 24, 2017 and the orderly continuation of your duties in connection with the Board of Directors (the “Board”) finding your successor.
As previously discussed, you will continue in your role as President and CEO and a member of the Board of TiVo until the date on which a new CEO commences employment (the “Transition Date”). As of the Transition Date, you also will cease being a member of the Board of Directors and you will no longer be responsible for your current responsibilities as CEO and you will no longer have your current team reporting to you. From the Transition Date through April 6, 2018 (the “Termination Date”, and such period being referred to as the “Transition Period”), your new title will be Strategic Advisor, reporting to the Chairman of the Board of the Company. During the Transition Period, you agree to support the orderly transition of responsibilities for Company operations to the new CEO and help advise the Board as requested.
During the Transition Period, your base salary of $625,000 and 2017 Senior Executive Company Incentive Plan bonus eligibility of 100% of base salary remain unchanged. In addition, all issued unvested equity awards will remain eligible to vest in accordance with their terms during the Transition Period. You will receive standard health, welfare and other employee benefits during the Transition Period as any other full-time employee; provided, however, you shall not be eligible to participate in the 2018 Senior Executive Company Incentive Plan. During the Transition Period and the Salary Continuation period (as defined below), your position will be located in the Wayne, Pennsylvania office and/or remotely from your home in Pennsylvania, provided, however, that occasional travel on business related activities may be needed. The Company shall reimburse you for all reasonable business-related expenses and business travel expenses incurred during the Transition Period and the Salary Continuation Period in accordance with the Company’s travel and expense reimbursement policy (and the parameters for CEO-level employees contained in the Company’s travel policy in effect as of the Transition Date shall apply during both the Transition Period and the Salary Continuation Period).
Until the earliest to occur of (i) the date on which your employment is terminated through no fault of your own (and other than due to death or disability) and (ii) the Transition Date, you shall continue to be entitled to all rights and benefits for which you are eligible under the terms and conditions of the Amended and Restated Executive Severance and Arbitration Agreement (the “Executive Agreement”) made and entered into as of December 14, 2011 by and between you and the Company, after which time no payments shall be made pursuant to the Executive Agreement but the remainder of the Executive Agreement shall remain in effect in accordance with its terms.
Following the end of the Transition Period, in exchange for (a) signing a separation agreement and release of claims against the Company in a form acceptable to the Company and allowing such release to take effect within the sixty (60) day period following the Termination Date and (b) continuing to assist the Company during the Salary Continuation period (as defined below) on matters of historical knowledge, including but not limited to existing or future litigation about which you have relevant knowledge, you will be offered the following severance benefits:

(i)
An amount equal to twelve months of base salary ($625,000), less all applicable withholdings and deductions, paid over such twelve-month period on the schedule and subject to the conditions described in Section 1(h) of the Executive Agreement (the “Salary Continuation”).

(ii)
A payment of $625,000, which is equal to 100% of your annual target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses), payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following the Termination Date. For the avoidance of doubt, this reference to a bonus amount is solely as a proxy for calculating the severance payment and is not a substitute for your actual bonus, if any, under the 2017 Senior Executive Company Incentive Plan.

(iii)
Acceleration of the vesting of Stock Awards (as defined in Section 3 of the Executive Agreement), other than Performance-Based Vesting Shares (as defined in Section 3 of the Executive Agreement), held by you as of the Termination Date as to the number of shares that would have vested in accordance with the applicable vesting schedule as if you had been in service for an additional twelve months from the Termination Date (without giving effect to any Change in Control that may occur following the Transition Date). Vested stock options may be exercised for a period of twelve (12) months following the date of your separation from service, but only to the extent it was exercisable on such separation date (after taking into account any acceleration).

(iv)
Welfare Benefits in accordance with Section 2(a) through 2(c) of the Executive Agreement. For avoidance of doubt, the Company shall not provide the outplacement assistance benefit reimbursement contained in Section 2(d) of the Executive Agreement.

(v)
The Company’s directors’ and officers’ liability insurance policy shall continue to insure you after the Transition Period against insurable events which occurred while you were a director or officer of TiVo Corporation or its subsidiaries. In addition, your Indemnification Agreement dated May 2, 2008 shall also continue with respect to claims arising out of your employment with the Company as provided under such agreement.

If your employment is terminated through no fault of your own (and other than due to death or disability) prior to the end of the Transition Period, you shall receive, as applicable (i) your base salary and all other accrued amounts through the termination date and (ii) subject to your execution, delivery and non-revocation of an effective release of all claims against the Company within the sixty (60) day period following the date of your separation from service, the following:

(a)
in a lump sum, on the 60th day following the date of your separation from service, the remainder of your base salary amount for the Transition Period, less any amounts already paid through the date of your separation from service; and

(b)	all of the severance benefits listed in sections (i)-(v) above.

Sincerely,

James Meyer
Chairman of the Board

Agreed & Accepted:
	Thomas Carson	Date